Thomas F. Pierson, Esq.
                                1620 Pennsylvania
                             Denver, Colorado 80203
Ph:303-830-7772                                               Fax: 303-830-7891

January 15, 1997

Mr. George Zilba, President
Board of Directors,
Noram Gaming and Entertainment, Inc.
Three Canton Square
Toledo, Ohio 43624

Re: Consent to use of opinion in Registration Statement on Form S-8 of Noram Gaming and Entertainment, Inc.

Gentlemen:

     In connection with the above-mentioned Registration Statement on Form S-8, I consent to the use of my name in the Registration Statement and the Prospectus as the attorney who has passed upon certain legal matters in connection with the offering of the securities offered thereby.

     Please contact the undersigned if you need additional information.

Sincerely,

/S/  Thomas F. Pierson
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Thomas F. Pierson, Esq.